Exhibit 99.2

News Release

Monday, April 21, 2008
Gannett Co., Inc. Releases March Statistical Report
McLEAN, VA — Gannett Co., Inc. (NYSE: GCI) reported today that total operating revenues for the third period ended March 30, 2008 declined 10.3 percent compared with the same period in 2007. Although the exchange rate of the British pound increased slightly it did not have a significant impact on results. The results were impacted by the switch of Easter to March this year from April last year. As in the past, we recommend combining March and April results for comparison purposes.
March
Publishing advertising revenues in March were 12.8 percent lower compared with the same period a year ago.
Retail advertising revenues declined 8.3 percent in March. In the U.S., across all products, the decline was led by softness in the furniture, financial, home improvement and telecommunications categories.
Classified revenues were 18.0 percent lower in the third period in part reflecting the Easter switch. Real estate revenues declined 26.3 percent, employment revenues were 24.2 percent lower and automotive revenues were down 12.8 percent. Classified results at Newsquest in the UK were stronger than in U.S. community publishing. For U.S. community publishing, classified revenues were 22.8 percent lower in March reflecting declines of 35.2 percent in real estate revenues, 30.0 percent in employment revenues and 10.3 percent in automotive revenues. Classified revenues at our operations in the UK were 11.7 percent lower, in pounds, comprised of declines of 14.4 percent in real estate, 15.1 percent in employment and 20.8 percent in automotive.
National advertising revenues for the third period declined 10.5 percent. At USA TODAY, advertising revenues were down 14.0 percent on paid ad pages of 236 versus 303 last year. In the third period at USA TODAY, growth in the entertainment, financial and advocacy categories was offset by weakness in the automotive, telecommunications, retail and technology categories.
Broadcasting revenues, which include Captivate, were 8.0 percent lower. Television revenues were 8.3 percent lower in the period as local and national revenues declined 11.2 percent and 6.7 percent, respectively.
First Quarter
For the first quarter of 2008, total operating revenues were 8.4 percent lower.
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Publishing advertising revenues for the quarter declined 10.2 percent. For the quarter, retail advertising revenues were down 7.8 percent. Classified revenues declined 16.0 percent for the quarter. Real estate revenues declined 24.2 percent, employment revenues were 20.0 percent lower and automotive revenues were down 13.6 percent. Classified revenues were down 20.1 percent for U.S. community publishing comprised of declines of 30.6 percent in real estate, 26.1 percent in employment and 11.4 percent in automotive revenues. Classified revenues in the UK, in pounds, were 9.1 percent lower in the quarter. Real estate revenues declined 13.6 percent, employment revenues were down 8.2 percent and automotive revenues were 21.1 percent lower.
National advertising revenues were unchanged for the quarter. At USA TODAY, advertising revenues were up 2.1 percent. Paid advertising pages totaled 826 compared with 904 in the year-ago period.
Broadcasting revenues declined 7.0 percent and television revenues were 7.3 percent lower. The absence of advertising demand related to the Super Bowl that benefited our CBS affiliates in the first quarter of 2007 and a softer economic environment offset a $4.2 million increase in political advertising in the quarter. Based on current pacings, television revenues for the second quarter of 2008 would lag last year’s second quarter in the mid to high single digits.
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In addition to the revenue and statistical summary, attached is a chart which shows the consolidated Gannett Online audience share for March from Nielsen//Net Ratings. In March, Gannett’s domestic Web sites had 24.8 million unique visitors reaching approximately 15.1 percent of the Internet audience.
On May 7, 2007, the company completed its sale of the Norwich (CT) Bulletin, the Rockford (IL) Register Star, the Observer-Dispatch in Utica, NY, and The Herald-Dispatch in Huntington, WV. In addition, the Chronicle-Tribune in Marion, IN, was contributed to the Gannett Foundation on May 21, 2007. The revenue and statistical data related to these properties has been excluded from all periods presented.
To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership have been reclassified from “Other revenue” and are reflected in a separate line in the Non-Operating section of the Statement of Income titled “Equity income (losses) in unconsolidated investees, net.” Other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.
Circulation volume numbers for Newsquest’s paid daily newspapers are included in the enclosed statistics, but volume from unpaid daily and non-daily publications is not included in the circulation volume statistics.
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Gannett Co., Inc. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 900 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.
Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.
Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

Contact:	Jeff Heinz Director, Investor Relations 703-854-6917 jheinz@gannett.com

GANNETT CO., INC.
REVENUE & STATISTICAL SUMMARY

	Period 3 (March 3, 2008 - March 30, 2008)				Year-to-Date through March 30, 2008
				%				%
	2008	2007	CHANGE	CHANGE	2008	2007	CHANGE	CHANGE
REVENUES:
Advertising:
Retail	$169,671,000	$185,100,000	$(15,429,000)	(8.3)	$478,968,000	$519,400,000	$(40,432,000)	(7.8)
National	55,734,000	62,267,000	(6,533,000)	(10.5)	174,889,000	174,857,000	32,000	0.0
Classified	153,205,000	186,792,000	(33,587,000)	(18.0)	443,037,000	527,368,000	(84,331,000)	(16.0)

Total Advertising	$378,610,000	$434,159,000	$(55,549,000)	(12.8)	$1,096,894,000	$1,221,625,000	$(124,731,000)	(10.2)

Circulation	100,851,000	103,903,000	(3,052,000)	(2.9)	309,178,000	317,535,000	(8,357,000)	(2.6)
Other revenue	35,789,000	38,241,000	(2,452,000)	(6.4)	100,617,000	108,996,000	(8,379,000)	(7.7)
Broadcasting	58,391,000	63,436,000	(5,045,000)	(8.0)	170,180,000	183,059,000	(12,879,000)	(7.0)

Total Revenue	$573,641,000	$639,739,000	$(66,098,000)	(10.3)	$1,676,869,000	$1,831,215,000	$(154,346,000)	(8.4)

NET PAID CIRCULATION:
Morning (w/USAT)	6,670,180	6,980,604	(310,424)	(4.4)	6,622,674	6,893,379	(270,705)	(3.9)
Evening	796,969	841,447	(44,478)	(5.3)	802,079	843,301	(41,222)	(4.9)

Total Daily	7,467,149	7,822,051	(354,902)	(4.5)	7,424,753	7,736,680	(311,927)	(4.0)

Sunday	5,645,213	5,982,769	(337,556)	(5.6)	5,687,877	6,032,343	(344,466)	(5.7)

Note:	To conform with current year presentation, the company’s equity share of operating results for 2007 from its newspaper partnerships, including Tucson, which participates in a joint operating agency, the California Newspapers Partnership and the Texas-New Mexico Newspapers Partnership have been reclassified from “Other revenue” above and are reflected in a separate line in the Non-Operating section of the Statement of Income titled “Equity income (losses) in unconsolidated investees, net.” Other revenue is now comprised principally of commercial printing revenues and revenue from PointRoll.

The above revenue amounts and statistics have been restated to include all companies presently owned. In May 2007, Gannett sold the Norwich (CT) Bulletin, the Rockford (IL) Register Star, the Observer-Dispatch in Utica, NY and The Herald-Dispatch in Huntington, WV. In May 2007, Gannett contributed the Chronicle-Tribune in Marion, IN to the Gannett Foundation. All revenue amounts and statistics related to the sold and donated properties are excluded from all periods presented.

Circulation volume statistics from the company’s newspaper in Tucson, which participates in a joint operating agency, are included above.

Newsquest is a regional newspaper publisher in the United Kingdom with nearly 300 titles, including paid and unpaid daily and non-daily products. Circulation volume statistics for Newsquest’s 17 paid-for daily newspapers are included above. Circulation volume statistics for the Sunday Herald are included above in the Sunday statistics. Circulation volume statistics for Newsquest’s unpaid daily and non-daily publications are not reflected above.

Circulation volume statistics for non-daily products, including Gannett Healthcare Group and Clipper Magazine are not reflected above.

Gannett Online Internet Audience
March 2008
Nielsen//Net Ratings
Home/Work Panel Combined

	Unique Visitors	Percentage Reach
	Per Month	of Internet Audience

Gannett Online	24,810,000	15.1%